UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 15/A

             Certification and Notice of Termination of Registration
            under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                        COMMISSION FILE NUMBERS:  1-9118

                           HOME SHOPPING NETWORK, INC.
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              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             2501 118TH AVENUE NORTH
                          ST. PETERSBURG, FLORIDA 33716
                                  (813) 572-8585
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                           PRINCIPAL EXECUTIVE OFFICES)

                          COMMON STOCK, $0.01 PAR VALUE
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             (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

           5.875% CONVERTIBLE SUBORDINATED DEBENTURES DUE MARCH 1, 2006
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          (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
                FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)


            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)  [ ]
               Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6            [ ]
               Rule 12h-3(b)(1)(i)   [X]

            Approximate number of holders of record as of the
       certification or notice date:   TWO (2)

            Pursuant to the requirements of the Securities Exchange Act of 1934, Home Shopping Network, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

       DATE:   January 28, 1997              BY: /s/ James Gallagher
                                             Name:   James Gallagher
                                             Title:  Executive Vice
                                                     President, General
                                                     Counsel and Secretary

       Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.